PRIVATE AND CONFIDENTIAL

November 28, 2018

REGENTYS CORPORATION

6135 NW 167th Street, Suite E-15

Miami Lakes, Florida 33015

Attention: Richard C. Bulman, Jr., CEO

Dear Sir:

Re:       Binding Letter of Intent

This letter agreement sets forth our agreement and understanding as to the essential terms of the sale to Generex Biotechnology Corporation, Delaware corporation (or an affiliate thereof) (the “Purchaser”) by Regentys Corporation, A Florida corporation (the “Corporation”) of equity securities in the capital of the Corporation equal to fifty-one percent (51%) of the authorized and issued equity securities in the capital of the Corporation on a post-closing basis (the “Transaction”). The parties intend this letter agreement to be binding and enforceable, and that it will inure to the benefit of the parties and their respective successors and assigns.

  Purchased Shares. On the terms and subject to the fulfilment of the conditions hereof, on the Closing Date (as that term is hereinafter defined) the Corporation will sell to the Purchaser, and the Purchaser will purchase and accept from the Corporation, an aggregate of common shares in the capital of the Corporation equal to no less than fifty-one percent (51%) of the issued and outstanding equity securities in the capital of the Corporation on a post-closing basis (the “Purchased Shares”).

  Purchase Price. The price payable by the Purchaser to the Corporation for the Purchased Shares will be $1.25 per share for an aggregate sum of Fifteen Million Dollars ($15,000,000) (the “Purchase Price”).

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    Within two (2) business days of the execution of this Letter of Intent, the Purchaser will pay to the Corporation a Development Milestone Payment in the amount of Four Hundred Thousand Dollars ($400,000) (the “Milestone Payment”) by wire transfer of immediately available funds.

i.	On the Closing Date, the Milestone Payment (without interest) will be deemed applied against the Purchaser’s obligation to make payment of the Purchase Price (320,000 shares of Corporation common stock).

ii.	In the event of the termination of this letter agreement after payment of the Milestone Payment (otherwise than by operation of the execution and delivery of the Formal Agreement), at the Purchaser’s sole option, (x) the Milestone Payment shall be repayable by the Corporation, without interest, within 180 days of the date of termination of this letter agreement, or (y) in full and final satisfaction of the Corporation’s obligation to repay the Milestone Payment, the Corporation shall issue to the Purchaser that number of common shares in the capital of the Corporation equal to 2% of the issued and outstanding equity securities in the capital of the Corporation (on a post-issuance basis) calculated as at the date of this letter agreement.

    The balance of the Purchase Price - Fourteen Million Six Hundred Thousand Dollars ($14,600,000) will be due and payable by the Purchaser to the Corporation via a promissory note at 4% APR (“Note”) comprised of guaranteed payments (“Guaranteed Payments”) and incremental payments to occur as follows (the “Incremental Payments”):

i.	$3,450,000 as a Guaranteed Payment to initiate pre-clinical activities on or before January 15, 2018;
ii.	$2,000,000 as a Guaranteed Payment to initiate patient recruitment activities on or before May 1, 2019;
iii.	$3,000,000 as a Guaranteed Payment to initiate a first-in-human pilot study on or before September 1, 2019;
iv.	$5,000,000 as an Incremental Payment (4,000,000 shares of Corporation common stock) to initiate a human pivotal study on or before February 1, 2020; and
v.	$1,150,000 as an Incremental Payment (920,000 shares of Corporation common stock) to submit a 510(k) de novo submission to the FDA on or about February 1, 2021.

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    Provided that each of the Guaranteed Payments is made when due, the price to be paid by the Purchaser for each share of the Corporation’s common stock shall be $1.25 per share. In the event that the Purchaser fails to make full payment when due of the Guaranteed Payments, the Corporation, in its sole discretion, shall have the option to (i) forfeit all of Purchaser’s shares OR (ii) demand and receive freely tradeable common shares of Purchaser equivalent to 110% of the value of the missing Guaranteed Payment with Purchaser facilitating the disposition of same in ordinary trading activities and in accordance with all state and federal securities laws, rules and regulations and exchange requirements.

    Provided that each of the Incremental Payments is made when due, the price to be paid by the Purchaser for each share of the Corporation’s common stock shall be $1.25 per share. In the event any Incremental Payment is not paid when due, (i) Purchaser’s ownership interest in the Purchased Shares shall be automatically and proportionally reduced based upon the amount of the Purchase Price actually paid and (ii) such Purchaser’s share certificate shall be returned by Purchaser to Corporation for reissuance and failing that, Corporation shall be entitled to automatically adjust Purchaser’s ownership interest on the books of the Corporation.

    Notwithstanding any of the foregoing, the Purchaser shall have a period of sixty (60) calendar days following the date upon which any Incremental Payment is due and payable to “cure” a default by making payment of such Incremental Payment in full in cash (but subject to Corporation rights set forth in Section 2 (c)) failing which the Corporation shall, among other things, be entitled in its sole discretion to pursue alternative sources of capital without regard to any pre-emptive rights, rights of first refusal, or anti-dilution protections otherwise available to the Purchaser.

    Provided further that the Purchaser shall be entitled, in its sole discretion, to accelerate payment (and therefore common share vesting) of any Incremental Payment, in whole or in part.

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    The Formal Agreement (as that term is hereinafter defined) will provide that it shall be a condition precedent to closing that the Corporation will covenant and agree to deliver to the Purchaser, within sixty (60) calendar days of the Closing Date the financial statements of the Corporation mandated by Regulation S-X (17 C.F.R. Part 210) audited by a PCAOB auditor (the “Financial Statements”) so as to facilitate consolidation of such financial statements with those of the Purchaser. In the event that the Financial Statements are not delivered to the Purchaser on or before the Delivery Date, the Purchaser shall be entitled, in its sole discretion, to rescind the Transaction, in which event (i) the Milestone Payment and any Guaranteed Payments and Incremental Payments made prior to such rescission will be forthwith due and repayable by the Corporation to the Purchaser.

    The Purchase Price will be utilized by the Corporation generally in accordance with a use of proceeds, budget, and timeline annexed to the Formal Agreement.

    On the Closing Date, the Corporation will issue to the Purchaser a certificate evidencing ownership of fifty one percent (51%) of the authorized and issued shares of the Corporation with Purchaser executing a stock purchase agreement and a pledge and security agreement to secure payment to Seller of the amounts owed pursuant to the Note.

  Conditions Precedent to Closing. The closing of the Transaction will be subject to the satisfaction of the following conditions precedent (in addition to any conditions precedent identified in the Formal Agreement (as that term is hereinafter defined)) (the “Conditions Precedent”):

    The parties shall have agreed upon the terms and conditions of a formal agreement in respect of the Transaction (the “Formal Agreement”), which Formal Agreement shall memorialize the provisions of this letter agreement and include industry-standard terms and conditions in respect of the Transaction. For greater certainty, the Formal Agreement will contain representations and warranties customary to transactions like the Transaction, including, without limitation, representations and warranties by the Corporation (i) as to the accuracy and completeness of the Corporation's internally generated financial statements, dated as of September 30, 2018, (ii) disclosure of all the Corporation's material contracts, commitments and liabilities, direct or contingent; (iii) the physical condition, suitability, ownership and absence of liens, claims and other adverse interests with respect to the Corporation's assets; (iv) issuance and status of the Purchased Shares; (e) the absence of liabilities with respect to the Corporation and liabilities incurred in the ordinary course of business since the date of latest audited financial statements; (f) the absence of a material adverse change in the condition (financial or otherwise), business, properties, assets or prospects of the Corporation; (g) the absence of pending or threatened litigation, claims, investigations or other matters affecting the Transaction; (h) the Corporation's compliance with laws and regulations applicable to its business and obtaining all licenses and permits required for its business; and (i) the due incorporation, organization, valid existence, good standing and capitalization of the Corporation. The parties hereby covenant and agree to diligently pursue good faith negotiation of the Formal Agreement.

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    Each of the Purchaser and the Corporation shall be satisfied, in its sole discretion, with the results of its due diligence investigations in respect of the Transaction.

    The holders of the Corporation’s Series A Preferred Stock (the “Preferred A Holders”) and the holders of the Corporation’s common stock shall have executed and delivered to and in favor of the Corporation and the Purchaser any and all consents to, and waivers in respect of, the Transaction as mandated the terms and conditions of (i) the Second Amended and Restated Articles of Incorporation of the Corporation (the “Articles of Incorporation”), (ii) the Series A Convertible Preferred Stock Purchase Agreement between the Corporation and the Preferred A Holders (the “Preferred A SPA”), and (iii) the Second Amended and Restated Shareholder’s Agreement, such consent to include, inter alia, (x) consent to the composition of the Board (as that term is hereinafter defined), (y) consent to the issuance of the Purchased Shares to the Purchaser, and (z) a waiver of the preemptive purchase rights set forth in the Rights Agreement.

    The boards of directors of each of the Purchaser and the Corporation shall have approved the Transaction.

  Closing Date. The closing date of the Transaction (the “Closing Date”) shall be the closing date specified in the Formal Agreement; provided, however, that either party shall be entitled, in its sole discretion, to terminate this letter agreement in the event that the Formal Agreement has not been executed and delivered on or before December 31, 2018. In the event that the Formal Agreement has not been executed and delivered prior to the due date for payment of the First Guaranteed Payment, the Purchaser shall nonetheless make the First Guaranteed Payment ($3,450,000) when due. In the event of the termination of this letter agreement after payment of the First Guaranteed Payment (otherwise than by operation of the execution and delivery of the Formal Agreement), at the Purchaser’s sole option, (x) the First Guaranteed Payment shall be repayable by the Corporation, without interest, within 360 days of the date of termination of this letter agreement (unless the First Incremental Payment is due and payable on an earlier date pursuant to paragraph 2(f) of this letter agreement), or (y) in full and final satisfaction of the Corporation’s obligation to repay the First Incremental Payment, the Corporation shall issue to the Purchaser that number of common shares in the capital of the Corporation equal to 20% of the issued and outstanding equity securities in the capital of the Corporation (on a post-issuance basis) calculated as at the date of this letter agreement.

  Board Membership & Executive Management Participation. From and after the Closing Date and for so long as the Purchaser is the registered and beneficial owner of not less than fifty-one percent (51%) of the issued and outstanding equity securities in the capital of the Corporation, the size of the Corporation’s Board of Directors (the “Board”) shall be set at seven (7) composed of (i) the CEO of the Corporation, (ii) one officer of the Corporation (iii) the CEO of Purchaser, one appointee of Series A Holders and three independent directors. Currently the Board of Directors is composed of Richard C. Bulman, Jr., Gerard S. Coombs, Reginald Hardy, Michael Phalen, Hal Wrigley, (Series A), Darren Sloniger and Joseph Moscato, and one more independent director. The term of service is two years and board seats are staggered. The Corporation shall reimburse directors for reasonable expenses associated with travel in attending Board meetings. The Corporation shall also tender a stipend or other remuneration to the three independent directors, in such amount(s) as is customary in the industry. The Corporation will maintain director and officer liability insurance with recognized carriers with coverage and in amounts satisfactory to the Purchaser.

Upon execution and delivery of this letter agreement, for throughout the currency of this letter agreement, one representative of Corporation shall be invited to attend each and every meeting of the board of directors of the Purchaser as an “observer”.

  Purchaser First Refusal and Co-Sale Rights. Purchaser will have the right to purchase any shares that holders propose to sell or transfer to any third party (other than Permitted Transfers as defined by Amended and Restated Shareholder Agreement). This right may be exercised if Corporation does not elect to purchase all of the transferred shares. Investors that do not exercise their rights of first refusal will have the right to include their pro rata share of Common (on an as-if-converted basis) in any such sale by a Founder.

  Shareholders. Purchaser shall be required to execute a shareholder agreement.
  Restrictive Rights. Purchaser will not be able to transfer its shares except pursuant to Shareholder Agreement - Permitted transfers: (i) estate purposes; (ii) death; (iii) SEC-defined Affiliates; (iv) entities managing the beneficial interests; and (v) sale of substantially all of the assets or stock of Corporation.

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  Pre-Closing Corporation Operation. Commencing on the date hereof and ending on the later of the Closing Date or December 31, 2018:

    Conduct of Business. The Corporation shall: use its best efforts to preserve intact the Corporation’s business organization, its board of directors, its employees and other business relationships; continue to operate in the ordinary course of its business and maintain its books, records and accounts in accordance with generally accepted accounting principles, consistent with past practice; use its reasonable best efforts to maintain the Corporation's current financial condition, including working capital levels; not incur any indebtedness or enter into any agreements to make business or product line acquisitions; and, not declare or make any dividend or stock distributions.

    Standstill. The Corporation shall not enter into, nor continue to any extent, negotiations for any merger or acquisition of the Corporation, any financing that may result in a change of control of the Corporation, or the sale of all or substantially all of the Corporation’s assets without providing written notification to Purchaser and procuring the Purchaser’s written consent to proceed. The Corporation acknowledges that the Purchaser will incur significant expense in connection with its due diligence investigations of the Corporation and preparation and negotiation of the Formal Agreement. As a result, upon execution of this letter agreement, the Corporation shall terminate any extant discussions or negotiations with, and shall cease to provide information to or otherwise cooperate with, any party other than the Purchaser and its representatives with respect to a Prospective Acquisition Transaction (as that term is hereinafter defined). In addition, from and after the date hereof, neither the Corporation nor any of its shareholders, subsidiaries or affiliates, or any of their respective officers, directors, employees, members, managers, representatives or agents, will directly or indirectly encourage, solicit, initiate, have or continue any discussions or negotiations with or participate in any discussions or negotiations with or provide any information to or otherwise cooperate in any other way with, or enter into any agreement, letter of intent or agreement in principle with, or facilitate or encourage any effort or attempt by any corporation, partnership, Corporation, person or other entity or group (other than the Purchaser and its shareholders, subsidiaries or affiliates, or any of their respective officers, directors, employees, members, managers, representatives or agents) concerning any merger, joint venture, recapitalization, reorganization, sale of substantial assets, sale of any shares of capital stock, investment or similar transaction involving the Corporation or any subsidiary or division of the Corporation (each, a "Prospective Acquisition Transaction"). The Corporation shall notify the Purchaser promptly in writing of any inquiries, proposals or offers made by third parties to the Corporation or any of its shareholders, subsidiaries or affiliates, or any of their respective officers, directors, employees, members, managers, representatives or agents with respect to a Prospective Acquisition Transaction and furnish the Purchaser the terms thereof (including, without limitation, the type of consideration offered and the identity of the third party). The Corporation shall deal exclusively with the Purchaser with respect to any Prospective Acquisition Transaction.

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  Post-Closing Corporation Operations. On the Closing Date, the Purchaser and the Corporation will execute and deliver a Management Agreement (the “Management Agreement”) in respect of the day-to-day management of the business, affairs, and operations of the Corporation. The Management Agreement will include the following terms:

    Management. The management team will be adjusted only with the approval of a majority of the directors and founders. So long as Founders (Bulman, Coombs, Ramer, Ramphal and Sapan) or Purchaser owns fifteen percent (15%) of the outstanding shares of Corporation, Purchaser will not, without director and Founder approval: (i) make any loan or advance to any person, including, any employee or director, except advances and similar expenditures in the ordinary course of business or under the terms of the Equity Plan approved by the Board; (ii) guarantee any indebtedness except for trade accounts of Corporation or any subsidiary arising in the ordinary course of business; (iii) make any investment other than investments in prime commercial paper, money market funds, certificates of deposit in any United States bank having a net worth in excess of $100,000,000 or obligations issued or guaranteed by the United States of America, in each case having a maturity not in excess of two (2) years; (iv) incur any aggregate indebtedness in excess of $50,000 that is not already included in a Board-approved budget, other than trade credit incurred in the ordinary course of business; (v) enter into or be a party to any transaction with any director, officer or employee of Corporation or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such person except transactions made in the ordinary course of business and pursuant to reasonable requirements of Corporation’ business and upon fair and reasonable terms that are approved by a majority of the Board; or (vi) hire, fire, or change the compensation of the executive officers, including any Equity Plans or (vii) alter payment terms of the Note.

    Liquidity Right. Founders or their designees shall have the right to compel Purchaser to undertake a transaction or liquidity event as approved by the Board and consented to by a majority of the Corporation shareholders voting by class (common and preferred) (1) where such transaction shall result in: (a) an initial public offering of Regentys Corporation on a recognized national exchange with a FMV or revenues of $100M or more OR (b) a purchase of substantially all of the stock or assets of Corporation - or a related business combination with or by a third party - with at least 3X return on the Corporation FMV (as of closing date approx. $30M) (subject to share adjustments, etc.) OR (2) upon the departure of Joseph Moscato as CEO of Purchaser.

    Right to Invest. In the event Corporation shall require additional investment capital to conclude its FDA or commercialization activities, Purchaser shall be permitted a right to match the terms of any third-party investment on the same or similar terms that management may seek or be able to solicit, provided however, such right shall exclude licensing or rights transactions.

    Tender Offer. Purchaser hereby grants Corporation shareholders the right but not the obligation to participate in a tender offer to exchange restricted Corporation shares for publicly held Generex shares at a price to be determined based upon the fair market value of both companies, provided however, such tender offer shall require the approval of the Corporation Board given its shares are subject to a shareholder agreement and other corporate restrictions. The public stock may be subject to usual and customary holding periods for insiders.

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  Representations & Warranties - Corporation. The Corporation represents and warrants to the Purchaser as follows, and confirms that the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with the purchase of the Purchased Shares and the completion of the other transactions hereunder:

    On the Closing Date, the Purchased Shares will constitute fifty-one percent (51%) of the issued and outstanding equity securities in the capital of the Corporation on a fully-diluted basis.

    The Corporation has good right, full corporate power and absolute authority to enter into this letter agreement and to sell the Purchased Shares to the Purchaser in the manner contemplated hereby and to perform all of the Corporation’s obligations hereunder.

    Other than as contemplated by the Articles, the Preferred A SPA, and the Rights Agreement, no person (including any form of entity or organization) has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment, including convertible securities, warrants or convertible obligations of any nature, for, (i) the purchase, subscription, allotment or issuance of, or conversion into, any of the unissued shares in the capital of the Corporation or any securities of the Corporation, or (ii) the purchase or other acquisition from the Corporation of any of its undertaking, property or assets, other than in the ordinary course of the Corporation’s business.

  Representation & Warranties – Purchaser. The Purchaser represents and warrants to the Corporation as follows, and confirms that the Corporation is relying upon the accuracy of each of such representations and warranties in connection with the sale of the Purchased Shares and the completion of the other transactions hereunder. The Purchaser has good right, full corporate power, and absolute authority to enter into this letter agreement, to acquire the Purchased Shares from the Corporation in the manner contemplated hereby, and to perform all of the Purchaser’s obligations hereunder.

  Confidentiality. The parties acknowledge being bound by a reciprocal confidential disclosure agreement made May 10, 2017 (the “CDA”), the terms of which are incorporated hereby by reference.

  Disclosure. The Corporation hereby acknowledges and accepts that, notwithstanding anything to the contrary set forth in the CDA, within four (4) business days of the date of execution and delivery of this letter agreement, the Purchaser will be obligated by applicable federal securities laws to file a Form 8-K Current Report with the U.S. Securities and Exchange Commission disclosing the existence, terms, and conditions of this letter agreement. All press releases and other public announcements relating to this letter agreement or the Transaction will be agreed upon by both parties acting reasonably.

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  Expenses. The parties will pay all of their respective expenses incidental to this letter agreement, the Formal Agreement, and the consummation of the Transaction (and, for greater certainty, the fees and expenses associated with the requisite audit of the Corporation’s financial statements will be borne by the Corporation). Each party hereby represents and warrants to the other that there are no brokerage or finder’s fees that are or will be payable in respect of the Transaction.

  Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to any conflict of laws principles.

Signature Page to Follow

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If the foregoing correctly sets forth our mutual understanding and agreement, please so indicate by signing where indicated below and returning a signed copy to the Purchaser.

GENEREX BIOTECHNOLOGY CORPORATION

By:
	Name:	Joseph Moscato
	Title:	President & Chief Executive Officer

REGENTYS CORPORATION

11/2/18	By:
	Name:	Richard C. Bulman, Jr.
	Title:	Chief Executive Officer

 EvG0

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